Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FLIR Systems, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 filed by Teledyne Technologies Incorporated, in conjunction with the proposed merger of FLIR Systems, Inc. and Teledyne Technologies Incorporated, of our reports dated February 25, 2021, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, appearing in the December 31, 2020 annual report on Form 10-K of FLIR Systems, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report on the consolidated financial statements of FLIR Systems, Inc. refers to a change in accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Portland, Oregon

March 26, 2021